News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Website: www.qrcp.net

Quest Resource Corporation Hires Thomas A. Lopus as

Executive Vice President of Eastern Operations

OKLAHOMA CITY – July 7, 2008 – Quest Resource Corporation (NASDAQ: QRCP) (“Quest”) announced today the appointment of Thomas A. Lopus as Executive Vice President – Quest Eastern Resource. Lopus will be based in Pittsburgh, Pennsylvania and will direct all of Quest’s natural gas and oil exploration and production activity in the Eastern United States.

With more than 27 years of experience in the oil and gas industry, Lopus most recently served as Senior Vice President of Eastern Operations for Linn Energy where he was responsible for all Eastern United States natural gas and oil activity. Prior to Linn Energy, Tom held senior management positions at Equitable Resources, Inc., where he was responsible for all natural gas and oil operations, and FINA, where he was in charge of all natural gas and oil operations in the United States.

Jerry Cash, Chairman, President, and Chief Executive Officer of Quest said, “Following our planned acquisition of PetroEdge Resources Partners (WV) LLC (“PetroEdge”), Quest will hold the right to develop nearly 130,000 net acres in the Appalachian Basin, including 122,600 net acres within the recognized fairway of the Marcellus Shale play. Tom’s deep technical and managerial skills, local knowledge, and experience with growing organizations make him ideally suited to lead our expansion into this basin. Tom will work with existing PetroEdge personnel under our transition services agreement to ensure execution of our second half development plan while building an operating team in Pittsburgh and prioritizing future development to generate maximum value for Quest shareholders.”

Lopus is a registered petroleum engineer and received a Bachelor of Science degree from The Pennsylvania State University in Petroleum and Natural Gas Engineering. He has held leadership positions with numerous industry and civic organizations including the Independent Petroleum Association of America, Society of Petroleum Engineers, American Petroleum Institute, United Way, and March of Dimes.

About Quest Resource Corporation

Quest Resource Corporation is an integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. (NASDAQ: QELP) was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.